Exhibit 4.1

Execution Copy

AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST

SIXTH AMENDMENT TO

POOLING AND SERVICING AGREEMENT

This SIXTH AMENDMENT TO POOLING AND SERVICING AGREEMENT, dated as of January 29, 2014 (this “Amendment”), is among American Express Receivables Financing Corporation II, a Delaware corporation (“RFC II”), American Express Receivables Financing Corporation III LLC, a Delaware limited liability company (“RFC III”), and American Express Receivables Financing Corporation IV LLC, a Delaware limited liability company (“RFC IV”), as Transferors, American Express Travel Related Services Company, Inc., a New York corporation (“TRS”), as Servicer, and The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation, as Trustee (in such capacity, the “Trustee”) and as Securities Intermediary. This Amendment amends the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of January 1, 2006 and as amended as of December 17, 2007, as of October 24, 2008, as of February 24, 2009 and as of October 7, 2010 (the “Pooling and Servicing Agreement” and, together with this Amendment, the “Amended Pooling and Servicing Agreement”).

RECITALS

WHEREAS, RFC II, RFC III and RFC IV, as Transferors, TRS, as Servicer, and the Trustee have previously entered into the Pooling and Servicing Agreement; and

WHEREAS, pursuant to Section 13.01(a) of the Pooling and Servicing Agreement, the parties hereto desire to amend the Pooling and Servicing Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms Not Defined Herein. All capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement, as the case may be.

ARTICLE II

AMENDMENTS

SECTION 2.01. Amendment to Section 1.01.

(a) The definition of “Determination Date” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Determination Date” shall mean, unless otherwise specified in the Supplement for a particular Series, the third Business Day preceding each Distribution Date.

(b) The definition of “Eligible Deposit Account” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Eligible Deposit Account” shall mean either (a) a segregated account with an Eligible Institution (other than any Account Owner) or (b) a segregated trust account with the corporate trust department of a depository institution (other than any Account Owner) organized under the laws of the United States or any one of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as the rating of any of the unsecured or unguaranteed senior debt securities of such depository institution satisfies the publicly published controlling and applicable ratings criteria established by each Rating Agency.

(c) The definition of “Eligible Institution” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

“Eligible Institution” shall mean the Trustee or any depository institution organized under the laws of the United States, any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), so long as such depository institution’s long-term unsecured debt rating or its certificate of deposit rating satisfies the publicly published controlling and applicable ratings criteria established by each Rating Agency. Notwithstanding the previous sentence any institution the appointment of which satisfies the Rating Agency Condition shall be considered an Eligible Institution. If so qualified, the Servicer may be considered an Eligible Institution for the purposes of this definition.

SECTION 2.02. Amendment to Section 4.02.

(a) The third paragraph of Section 4.02 of the Pooling and Servicing Agreement shall be deleted in its entirety and inserted in its place shall be the following:

Funds on deposit in the Collection Account (other than investment earnings and amounts deposited pursuant to Sections 2.06, 9.01, 10.01 or 12.02) shall at the written direction of the Servicer (or its agent appointed as provided below) be invested by the

Trustee in Eligible Investments selected by the Servicer (or its agent appointed as provided below); provided, however, that if no such written direction is provided, funds on deposit in the Collection Account shall remain uninvested. All such Eligible Investments shall be held by the Trustee for the benefit of the Certificateholders pursuant to Section 4.07. Subject to the first sentence of this paragraph, investments of funds representing Collections collected during any Monthly Period shall be invested in Eligible Investments that will mature so that such funds will be available no later than the close of business on the next Transfer Date following such Monthly Period in amounts sufficient to the extent of such funds to make the required distributions on such Distribution Date. No such Eligible Investment shall be disposed of prior to its maturity; provided, however, that the Trustee shall sell, liquidate or dispose of any such Eligible Investment before its maturity, if, prior to the maturity of such Eligible Investment, a default occurs in the payment of principal, interest or any other amount with respect to such Eligible Investment; provided further, however, that the Servicer (or its agent appointed as provided below) shall deliver prompt written notice to the Trustee of any such default; and provided further that, subject to Section 11.01, the Trustee will not in any way be held liable by reason of any insufficiency in such Collection Account resulting from any loss on any Eligible Investment included therein except for losses attributable to the Trustee’s failure to make payments on such Eligible Investments issued by the Trustee, in its commercial capacity, in accordance with their terms. Unless directed by the Servicer (or its agent appointed as provided below), funds deposited in the Collection Account on a Transfer Date with respect to the immediately succeeding Distribution Date are not required to be invested overnight. On each Distribution Date, all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be paid to the Transferors, except as otherwise specified in any Supplement. The Trustee shall bear no responsibility or liability for any losses resulting from investment or reinvestment of any funds in accordance with this Section 4.02. The Servicer may appoint as its agent under a separate agreement a registered investment advisor and authorize such agent to give instructions on behalf of the Servicer to the Trustee for funds to be invested and reinvested in one or more Eligible Investments. The Servicer shall provide the Trustee with a written direction certifying any such appointment. The Trustee shall be entitled to conclusively rely on, and shall be protected in acting upon, instructions received from such agent on behalf of the Servicer.

(b) The first three sentences of the fifth paragraph of Section 4.02 of the Pooling and Servicing Agreement are hereby deleted and replaced with the following:

Funds on deposit in the Special Funding Account shall at the written direction of the Servicer be invested by the Trustee in Eligible Investments selected by the Servicer; provided, however, that if no such written direction is provided, funds on deposit in the Special Funding Account shall remain uninvested. All such Eligible Investments shall be held by the Trustee for the benefit of the Certificateholders pursuant to Section 4.07. Subject to the first sentence of this paragraph, funds on deposit in the Special Funding Account on any Distribution Date will be invested in Eligible Investments that will mature so that such funds will be available on the next Distribution Date.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Pooling and Servicing Agreement in Full Force and Effect as Amended. The Pooling and Servicing Agreement is hereby amended by providing that all references therein to the “Pooling and Servicing Agreement,” “this Agreement,” “hereby,” “hereof” and “herein” shall be deemed from and after the effective date of this Amendment to be a reference to the Amended Pooling and Servicing Agreement. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Pooling and Servicing Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their terms and except as expressly provided herein, this Amendment shall not constitute or be deemed to constitute a waiver of compliance with or consent to non-compliance with any term or provision of the Pooling and Servicing Agreement.

SECTION 3.02. Counterparts. This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SECTION 3.03. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 3.04. Effectiveness. The amendments provided for by this Amendment shall become effective as of January 29, 2014 upon:

(a) receipt by the Trustee of an Officer’s Certificate of each Transferor, dated the date of this Amendment, to the effect that each Transferor, respectively, reasonably believes that this Amendment will not have an Adverse Effect;

(b) receipt by the Transferors, the Servicer and the Trustee of written notice from each Rating Agency that the amendments provided for by this Amendment will not result in a reduction or withdrawal of its existing ratings on any outstanding Series or Class;

(c) receipt by the Trustee of an Opinion of Counsel delivered in connection with this Amendment pursuant to Section 13.02(d)(i) of the Agreement; and

(d) delivery of counterparts of this Amendment, duly executed by the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Transferors, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION II,
as a Transferor

By:	/s/ Anderson Y. Lee
	Name:	Anderson Y. Lee
	Title:	President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC, as a Transferor

By:	/s/ Kevin L. Thompson
	Name:	Kevin L. Thompson
	Title:	President

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION IV LLC, as a Transferor

By:	/s/ Denise D. Roberts
	Name:	Denise D. Roberts
	Title:	President

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., as Servicer

By:	/s/ David L. Yowan
	Name:	David L. Yowan
	Title:	Treasurer

THE BANK OF NEW YORK MELLON, as Trustee and Securities Intermediary

By:	/s/ Michael Commisso
	Name:	Michael Commisso
	Title:	Vice President

[Sixth Amendment to Pooling and Servicing Agreement]